As filed with the Securities and Exchange Commission on October 4, 2010

Registration No. 333-149596

Registration No. 333-91274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

Registration Statement No. 333-149596

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

Registration Statement No. 333-91274

UNDER

THE SECURITIES ACT OF 1933

Hewitt Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47- 0851756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Half Day Road Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Global Stock and Incentive Compensation Plan

Global Stock and Incentive Compensation Plan

(Full title of the plans)

Jennifer L. Kraft

Vice President and Secretary

Aon Hewitt LLC

c/o Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois 60601

(312) 381-1000

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Hewitt Associates, Inc. (“Hewitt”):

•

Registration Statement on Form S-8 (File No. 333-149596), filed by Hewitt with the Securities and Exchange Commission (the “SEC”) on March 7, 2008, relating to 7,000,000 shares of Class A Common Stock, par value $0.01 per share, of Hewitt (“Hewitt Common Stock”) for issuance under the Hewitt Associates, Inc. Amended and Restated Global Stock and Incentive Compensation Plan.

•

Registration Statement on Form S-8 (File No. 333-91274), filed by Hewitt with the SEC on June 26, 2002, relating to 25,000,000 shares of Hewitt Common Stock for issuance under the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan.

Effective as of October 1, 2010, pursuant to an Agreement and Plan of Merger, dated as of July 11, 2010, among Aon Corporation, a Delaware corporation (“Parent”), Alps Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Alps Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), and Hewitt, (i) Merger Sub merged with and into Hewitt, with Hewitt surviving as a wholly owned subsidiary of Aon (the “Merger”), and (ii) immediately following the completion of the Merger, Hewitt as the surviving corporation from the Merger merged with and into Merger LLC (the “Subsequent Merger” and, together with the Merger, the “Transaction”), with Merger LLC surviving the Subsequent Merger and continuing as a wholly owned subsidiary of Aon under the name of Aon Hewitt LLC (the “Company”).

As a result of the Transaction, the Company, as a successor by merger to Hewitt, has terminated all offerings of Hewitt Common Stock pursuant to existing registration statements, including the Registration Statements. In accordance with undertakings made by Hewitt in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Hewitt Common Stock that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements and hereby removes from registration all shares of Hewitt Common Stock registered under each of the Registration Statements that remain unsold as of the effective date of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 4, 2010.

Aon Hewitt LLC successor by merger to Hewitt Associates, Inc.

By:	/s/ Jennifer L. Kraft
Name:	Jennifer L. Kraft
Title:	Vice President and Secretary